Exhibit 10.16

STRATEGIC EDUCATION, INC. FORM OF NONQUALIFIED STOCK OPTION AGREEMENT GRANTED UNDER THE 2018 EQUITY COMPENSATION PLAN

STRATEGIC EDUCATION, INC.

2018 Equity Compensation Plan

NONQUALIFIED STOCK OPTION AGREEMENT  FOR EMPLOYEE

Strategic Education, Inc., a Maryland corporation (the "Corporation"), hereby grants an option to purchase shares of its common stock, $.01 par value, (the "Stock") to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Corporation's 2018 Equity Compensation Plan (the “Plan”).

Grant Date:

Expiration Date:	; subject to special provisions for earlier expiration for termination of Service or Change in Control Resulting in Termination as described in the Agreement and Plan.

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share:

Vesting Schedule:

This option will vest in its entirety on the                   anniversary of the Grant Date; subject to special provisions for death, Disability or Change in Control Resulting in Termination of Service as described in the Agreement and Plan.

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. IN PARTICULAR, YOU ACKNOWLEDGE THAT THIS OPTION GRANT CONSTITUTES CONSIDERATION FOR YOUR ACCEPTANCE OF THE NON-COMPETITION PROVISIONS CONTAINED IN THE AGREEMENT.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)

Corporation:
(Signature)

Title:

This is not a stock certificate or a negotiable instrument.

STRATEGIC EDUCATION, INC.

2018 Equity Compensation Plan

NONQUALIFIED STOCK OPTION AGREEMENT

Nonqualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option.  Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 1.0 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to the total number of shares covered by this option, as shown on the cover sheet (the “Option Shares”), on the                  anniversary of the Grant Date.

Notwithstanding the vesting schedule in the preceding paragraph, or any other term of this Agreement or the Plan, the Option Shares shall become fully vested upon your death or Disability or upon  or a Change in Control Resulting in Termination.  For purposes of this Agreement, a Change in Control Resulting in Termination shall occur when there is a Change in Control, as that term is defined herein , and (1) your Service is terminated without cause within six (6) months of the effective date of the Change in Control or (2) there occurs a material reduction in your authority, functions, duties or responsibilities which causes your resignation from the Company within six (6) months of the effective date of the Change in Control..

Term

Your option will expire in any event at the close of business at Corporation headquarters on the day before the           anniversary of the Grant Date, as shown on the cover sheet.  Your option will expire earlier if your Service terminates, as described below.

Termination of Service

If your Service terminates for any reason other than your death or Disability, or a Change in Control Resulting in Termination, then if unvested as of the date of termination of Service, your option will immediately expire, and if your Service terminates for a Change in Control Resulting in Termination, your option will become fully vested as of the date of termination of Service and, your option will expire at the close of business at Corporation headquarters twelve (12) months after such termination date. During that twelve-month period, you may exercise your vested option.

Death or Disability

If your Service terminates because of your death, then your option will immediately become fully vested and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of death.  During that twelve-month period, your estate or heirs may exercise your vested option.

If your Service terminates because of your Disability, then your option will immediately become fully vested, and your option will expire at the close of business at Corporation headquarters on the date twelve (12) months after the date of such termination.  During that twelve-month period, you or your legal representative may exercise your vested option.

Notice of Exercise

When you wish to exercise this option, you must notify the Corporation by filing the proper "Notice of Exercise" form at the address given on the form.  Your notice must specify how many shares you wish to purchase (in increments of at least 1.0 shares). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship).  The notice will be effective when it is received by the Corporation.

If someone else wants to exercise this option after your death, that person must prove to the Corporation's reasonable satisfaction that he or she is legally entitled to do so.

Form of Payment

You agree, as a condition of the grant of this option, that you will make acceptable arrangements to pay (a) the exercise price, per share, for each option you wish to exercise and (b) any withholding or other taxes that may be due relating to your option and the issuance of shares of Stock upon the exercise of the option, whether United States federal, state or local taxes or any applicable foreign taxes and including any employment tax obligation (collectively the “Exercise Cash Obligation”).  Prior to the exercise of any option, you must agree to the satisfaction of such Exercise Cash Obligation in a manner acceptable to the Corporation, including by means of one of the following methods:

(i)  By Net Exercise. Unless the Corporation permits you to satisfy the Exercise Cash Obligation by some other means in accordance with clause (iii) below, you authorize the Corporation (in the exercise of its sole discretion) to withhold from those shares of Stock to be delivered to you upon exercise of the option in accordance with the Notice of Exercise the whole number of shares sufficient to satisfy the Exercise Cash Obligation. Share withholding will result in the delivery of a lower number of shares of Stock to you following exercise of the option.

(ii)  By Broker-Assisted Cashless Exercise. Unless the Corporation permits you to satisfy the Exercise Cash Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, your acceptance of the option constitutes your instruction and authorization to the Corporation (in the exercise of its sole discretion) and any brokerage firm determined acceptable to the Corporation or an Affiliate for such purpose to sell on your behalf a whole number of shares from those shares of Stock to be delivered to you upon the exercise of this option as the Corporation or an Affiliate determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Exercise Cash Obligation. Such shares will be sold on the day such Exercise Cash Obligation arises (e.g., the date of exercise) or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, and you agree to indemnify and hold the Corporation and its Affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Exercise Cash Obligation, the Corporation agrees to pay such excess in cash to you. You acknowledge that the Corporation or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Exercise Cash Obligation. Accordingly, you agree to pay to the Corporation or an Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Exercise Cash Obligation that is not satisfied by the sale of shares described above.

(iii)  By Check, Wire Transfer or Other Means. On the date on which you submit a Notice of Exercise, and provided that at the time of such Notice of Exercise the Corporation is not in a “black-out period” and/or subject to applicable securities laws that could subject you to liability for engaging in any transaction involving the sale of the Corporation’s common stock, you may request permission to satisfy the Exercise Cash Obligation by check, wire transfer or other means, by submitting such request, in writing, to the Corporation. Alternatively, the Corporation may require that you satisfy any Exercise Cash Obligation in any such manner. If the Corporation approves your request, or so requires, within five (5) business days of a vesting date (or such fewer number of days as determined by the Committee or its designee) you must deliver to the Corporation the amount that the Corporation determines is sufficient to satisfy the Exercise Cash Obligation by (x) wire transfer to such account as the Corporation may direct, (y) delivery of a certified check payable to the Corporation, or (z) such other means as specified from time to time by the Committee or its designee.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetence, your guardian or legal representative) may exercise the option.  You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from your spouse, nor is the Corporation obligated to recognize your spouse's interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Corporation (or any Subsidiaries) in any capacity, and subject to applicable legal requirements or contractual provisions, the Corporation (and any Subsidiaries) reserve the right to terminate your Service at any time and for any reason subject to the terms of your Employment Agreement.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Corporation until a certificate for your option's shares has been issued following proper exercise and payment therefore.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Non-Competition

During the period you are providing Services to the Corporation and for a period of         years thereafter, you shall not take actions in competition with the Corporation in any state or similar jurisdiction in which the Corporation conducts a material amount of its business.  Unless otherwise specified in an employment or other agreement between the Corporation and you, you take actions in competition with the Corporation if you:

•    Fail to keep strictly confidential in accordance

with the Employment Agreement all confidential business information disclosed by the Corporation to you, or which is obtained by you or otherwise disclosed to you in connection with performing Services for the Corporation, or use any such confidential information for any purpose other than performing Services for the Corporation; provided, however, that the foregoing shall not apply to information which (1) at the time of disclosure to you is already a matter of public knowledge, (2) after disclosure to you becomes a matter solely of public knowledge, except by your breach of this provision, (3) was already in your possession at the time of disclosure and does not solely constitute specific and detailed information regarding the Corporation; (it being acknowledged that you possessed extensive industry experience and general knowledge of the education sector prior to joining the Corporation); or (4) which is required to be disclosed by law or regulation;

•    Enter into any employment, consulting or similar relationships with third parties which will result in a direct and material conflict of interest with the Corporation's business;

•    Act in any managerial capacity for or acquire an ownership interest in (except a minority interest of 5% or less acquired for investment purposes in a company whose stock is traded on a public exchange) any person or entity that is a direct and material competitor of the Corporation;

•    Without the written consent of the Corporation, solicit or direct anyone else to solicit any officer or key employee of the Corporation (y) to terminate his or her employment or other relationship with the Corporation or (z) to seek or accept employment with you or any third party; provided that the foregoing shall exclude actions which are the result of persons responding to general advertisements and do not involve any solicitation on your part.

You acknowledge and agree that any material breach by you of any of the provisions of this Section (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if you materially breach, or threaten to materially breach, any of the Restrictive Covenants, the Corporation and its affiliates shall have the right to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation and its affiliates under law or in equity (including, without limitation, the recovery of damages).   In addition, in the event of such a material breach of the Restrictive Covenants the Corporation shall have the right to cause a forfeiture of your rights under this option agreement, including the right to cause: (i) a forfeiture of this option agreement, and (ii) with respect to the period commencing on the date of your termination of Service with the Corporation and ending twelve (12) months following such termination of Service (A) a forfeiture of any net gain recognized by you upon the exercise of this option agreement or (B) a forfeiture of any Stock acquired by you upon the exercise of this option agreement (but in such event the Corporation will repay you the option exercise price without interest).

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock of the Corporation, the number of shares covered by this option and the option price per share shall be adjusted appropriately (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

Consent to Electronic Delivery

The Corporation may choose to deliver certain informational materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Corporation may deliver the Plan prospectus and the Corporation's annual report to you in an electronic format available through your E*Trade account.

If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Corporation would be pleased to provide copies.  Please contact the General Counsel of the Corporation to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.